Exhibit 99.1

News Release

Contact:

Todd Allen, CFA

Vice President, Investor and Media Relations

410-689-7632

tallen@foundationcoal.com

Foundation Coal Announces First Quarter 2009 Results

•	Foundation Remains Positioned To Deliver Record Financial Results in 2009

•	Q1 Average Realizations Higher In All Regions Compared To Last Year

•	Q1 Results Impacted By Planned Longwall Moves And Reduced Shipments

LINTHICUM HEIGHTS, Md., May 5, 2009 – Foundation Coal Holdings, Inc. (NYSE:FCL) today reported a first quarter 2009 net loss of $4.5 million or $0.10 per diluted share, compared to net income of $6.2 million or $0.13 per diluted share in the first quarter of 2008. First quarter results reflect lower Northern Appalachian shipments compared to last year due to two scheduled longwall moves, the lack of contracted metallurgical shipments and, to a lesser extent, reduced shipments to steam coal customers.

Summary Statistics

($ in millions, except per-share amounts)

	Quarter Ended March 31, 2009 (Unaudited)	Quarter Ended March 31, 2008 (Unaudited)
Coal Sales Revenues	$395.3	$406.9
Coal Shipments (MM Tons)	17.2	18.4
Net Income (Loss)	($4.5)	$6.2
Earnings (Loss) per Diluted Share	($0.10)	$0.13
Adjusted EBITDA	$59.7	$83.2

Please see EBITDA reconciliation and reconciliation of non-GAAP measures to net income tables included as exhibits to this release.

James F. Roberts, Chairman and Chief Executive Officer, commented, “As a result of a highly hedged position entering into 2009, Foundation again demonstrated its successful sales and marketing strategy by delivering markedly higher realizations. Eastern average per ton realizations increased 43 percent in Central Appalachia and 21 percent in Northern Appalachia compared to the first quarter last year. In addition, Foundation’s mining operations executed well during the quarter across all regions. In the high margin Northern Appalachian region, Foundation shipped 2.7 million tons during the first quarter, slightly ahead of the 2.4 million to 2.6 million ton forecast provided on the last earnings call. We successfully managed through scheduled longwall moves at Cumberland and Emerald, and the mines are now positioned to perform at a high level for the duration of 2009. PRB shipments were 13.1 million tons, up 0.5 million tons compared to last year despite the impact of blizzards late in the first quarter. The decision to idle the high cost Laurel Creek mining complex enabled us to optimize our Central Appalachian mines which also performed well during the quarter driven by increased production at our low-cost Rockspring mine.

– More –

Foundation Coal Announces	Page 2
First Quarter 2009 Results

Strong operational performance and higher average realizations in the first quarter were more than offset by reduced shipments on existing contracts due to customer-related issues, including the refusal of a metallurgical coal customer to take delivery of contracted tons. While these customer-related shipment issues negatively impacted EBITDA by more than $22 million, we estimate that the metallurgical coal customer’s refusal to perform according to its contract, which is the subject of currently pending litigation, accounted for nearly $15 million of this amount. Excluding these impacts, Foundation’s first quarter financial results would have exceeded expectations.”

Mr. Roberts continued, “The long-term coal industry fundamentals for well-positioned companies like Foundation remain positive. Capital investment is being slashed across the energy space; today’s low prices will force more production cuts and mine closures, particularly among high-cost mines in Central Appalachia; and utilities will eventually work through their inventories. Ultimately, when economic pressures ease, and demand growth resumes, low-cost coal producers should experience a strong resurgence in coal prices as a reduced supply base struggles to match increased demand. In this context, we believe that Foundation is among the best-positioned coal producers in the industry. With our highly hedged position, regionally diversified operations, low-cost mine portfolio, and healthy liquidity position, Foundation is forecasting a strong year in 2009 and will be positioned to benefit from the eventual recovery. However, in the short-term economic headwinds will continue.

Despite the economic downturn, Foundation expects to ship up to 2 million more tons of coal in 2009 than in 2008. Currently, Foundation is engaged in conversations with several steam coal customers regarding the potential need to defer coal shipments due to logistical challenges arising from growing inventories and reduced electricity demand. Up to this point negotiated customer deferrals have not occurred. However, as reflected in our new shipment guidance, the deferral of some 2009 shipments now appears probable, and Foundation will work with its customers to achieve a solution that benefits both parties and preserves the present value of each contract.

While the range of possible outcomes is broad due to today’s dynamic market environment, under the current shipment scenario, Foundation continues to forecast record financial performance and positive free cash flow for the full year 2009 based on our favorable hedged position.”

– More –

Foundation Coal Announces	Page 3
First Quarter 2009 Results

FINANCIAL RESULTS

Period to Period Comparisons

As anticipated, first quarter 2009 results reflect lower shipments from Northern Appalachia, which were 2.7 million tons compared to 4.1 million tons in the year ago period due to scheduled longwall moves at both the Cumberland and Emerald mines in the first quarter of 2009, as well as the gas-related interruption at the Emerald mine. Shipments from Central Appalachia were 1.3 million tons during the first quarter 2009 compared to 1.7 million tons last year primarily as a result of the idling of Laurel Creek and the lack of shipments on contracted metallurgical coal. Foundation entered 2009 with nearly all of its PRB production capacity committed and priced. Therefore, PRB shipments increased 0.5 million tons to 13.1 million tons in the first quarter despite blizzard conditions that slowed shipments late in the first quarter.

Average per ton sales realizations increased in all active production regions. First quarter average realizations per ton in Central Appalachia and Northern Appalachia rose 43 percent and 21 percent, respectively, compared to the same period last year, while average realizations per ton in the PRB increased 6 percent.

Coal sales revenues were $395.3 million in the first quarter of 2009, compared to $406.9 million a year ago. The 3 percent decrease is attributable to lower shipments from Northern and Central Appalachia partially offset by higher shipment volumes from the PRB and higher average realizations per ton, particularly in Northern and Central Appalachia.

First quarter 2009 cost of coal sales were $331.7 million, up 5 percent from the year ago period mainly due to increases in diesel fuel, repair and maintenance supplies, operating supplies, labor and benefits, and coal sales revenue sensitive royalties and production taxes. The increase in diesel fuel expense was attributable to settlement of fuel price swaps entered into in mid-2008. As previously tight labor conditions in Central Appalachia have begun to ease and steel commodity prices have declined, the rate of increase in cost of coal sales has slowed significantly when compared to the 18 percent year-over-year increase experienced in the fourth quarter of 2008. Selling, general and administrative expenses in the first quarter of 2009 decreased 12 percent compared to the first quarter of 2008. While this reduction was largely due to lower stock-based compensation expense, year-over-year increases in other categories of selling, general and administrative expenses were minimal demonstrating the impact of Foundation’s efforts to control costs in the current economic environment.

The first quarter 2009 net loss of $4.5 million or $0.10 per diluted share compares to net income of $6.2 million or $0.13 per diluted share last year. The first quarter 2009 net loss includes $1.1 million of net after-tax employee termination costs associated with the idling of the Laurel Creek mining complex.

EBITDA, as defined in the company’s bank credit agreement (“adjusted EBITDA”) was $59.7 million in the first quarter of 2009 compared to $83.2 million last year. The decrease in adjusted EBITDA reflects lower Eastern shipments and higher cost of coal sales, somewhat offset by higher average per ton realizations in all active production regions and lower selling, general and administrative expenses.

– More –

Foundation Coal Announces	Page 4
First Quarter 2009 Results

Cash Flows and Liquidity

For the quarter ended March 31, 2009, cash flows provided by operating activities were $87.0 million compared to $55.5 million in the first quarter last year. Capital expenditures in the first quarter 2009 were $54.9 million compared to $35.3 million in the year ago period. Capital expenditures were primarily for equipment replacements and mine development expenditures to sustain operations.

Available liquidity under the company’s existing revolving credit agreement was approximately $329 million at March 31, 2009.

MARKET OVERVIEW

As expected, the current economic downturn has negatively impacted demand for coal in the United States and around the world. The combination of reduced domestic electricity generation, lower net exports and decreased demand for metallurgical coal, as well as some limited competition from low-cost natural gas, should require domestic producers to pare production by 80 to100 million tons to balance supply and demand in 2009. So far, announced U.S. production cutbacks total approximately 60 million tons. Cutbacks should accelerate through the year as unsold coal will be difficult to place bringing supply and demand more into balance.

Year-to-date daily U.S. electricity generation is down approximately 3 percent, and daily electricity generation from coal is down approximately 6 percent. Most utilities entered 2009 largely contracted for their coal supply and continue to take deliveries. As a result, utility stockpiles are above average in all regions, totaling 174 million tons or about 66 days of burn nationwide. In response, some utilities have been reselling coal in the market or entering into negotiations with producers to adjust shipments. The steel manufacturing industry in the U.S. is running at less than 45 percent of capacity. In this environment the supply of both steam and metallurgical coal exceeds demand, and coal prices are under pressure in all regions.

The mid-term to long-term global fundamentals for coal remain healthy. Year-to-date, China has increased its imports and decreased its exports. Similarly, India has increased its imports from South Africa and is projected to grow its imports to more than 100 million tons per year in the next several years. Together, China and India are forecast to contribute 78 percent of global coal demand growth through 2030.

In the United States, the short-term outlook is challenging; however, the long-term outlook is positive. Today’s low coal prices will force production cutbacks and the closure of unprofitable mines. At the same time, new projects are being postponed in order to preserve cash. Under these circumstances, a significant resurgence in coal prices is likely in the United States when growth in demand for coal resumes.

The success of Foundation Coal’s strategy is highlighted by both the near-term challenges and the intermediate-term opportunities. Today Foundation is highly hedged at favorable realizations which will enable Foundation to achieve strong results during the current market weakness, and Foundation’s low-cost operations will ensure that the company is positioned to benefit when the market recovers.

– More –

Foundation Coal Announces	Page 5
First Quarter 2009 Results

OUTLOOK

As current market conditions run their course, Foundation will continue to prudently control costs and capital expenditures in 2009. Foundation is updating its capital expenditure, shipment and average per ton sales realization guidance as shown in the table below. Shipment guidance assumes that unsold tons that could have been produced and shipped in 2009 are now unlikely to be sold and will not be shipped. Shipment guidance and average per ton sales realization guidance for 2009 reflect the estimated impact of potential customer deferrals that the company currently deems probable.

Guidance

($ in millions, except per-ton amounts)

	2009	2010	2011
Capital Expenditures[1]	$190 - $210
Average per Ton Sales Realization on Committed and Priced Coal Shipments[2]
West	$10.46	$11.13	$12.06
East[3],[4]	$65.10	$68.11	$78.82
Coal Shipments (MM Tons)3,[5]	70.0 - 73.0	70.0 - 74.0	70.0 - 74.0
West	53.0 - 55.0	52.0 - 55.0	52.0 - 55.0
East	17.0 - 18.0	18.0 - 19.0	18.0 - 19.0
Committed and Priced (%)[3],[4], [6]	100%	72%	44%
West	100%	83%	53%
East	98%	40%	18%

Notes:

[1]	Excludes annual bonus bid payments on Federal Lease by Application in the Powder River Basin of $36.1 million.

[2]	Based on committed and priced coal shipments as of Apr. 22, 2009.

[3]	Includes Eastern tons scheduled for delivery to ArcelorMittal in 2009 which are the subject of litigation.

[4]

In 2009, committed and priced Eastern tons exclude legacy contracts covering approximately 0.4 million tons of steam coal subject to indexed pricing anticipated to range from $60 to $90 per ton. In 2010, committed and priced Eastern tons exclude approximately 1 million tons of steam coal subject to collared pricing with an average pricing range of $75 to $84 per ton, and 0.8 million tons of metallurgical coal subject to collared pricing with an average pricing range of $153 to $195, as well as legacy contracts covering approximately 0.9 million tons of steam coal subject to indexed pricing anticipated to range from $60 to $90 per ton.

[5]	Coal shipments for the East and consolidated coal shipments exclude traded coal, and include approximately 0.5 million tons of purchased coal in each of 2009, 2010 and 2011.

[6]	As of Apr. 22, 2009, compared to the midpoint of shipment guidance range.

– More –

Foundation Coal Announces	Page 6
First Quarter 2009 Results

ABOUT FOUNDATION COAL

Foundation Coal Holdings, Inc., through its affiliates, is a major U.S. coal producer operating mines and associated processing and loading facilities in Pennsylvania, West Virginia, and Wyoming. Through its subsidiaries Foundation Coal employs approximately 3,000 people and produces approximately 70 million tons of coal annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, Md.

CONFERENCE CALL WEBCAST

Foundation Coal Holdings, Inc. will hold a conference call to discuss first quarter 2009 financials on Tuesday, May 5, 2009, at 10 a.m. EDT. The call will be accessible through the internet at Foundation’s website: www.foundationcoal.com and will be archived at this location for a period of two weeks.

NON-GAAP DISCLOSURES

EBITDA, a measure used by management to evaluate its ongoing operations for internal planning and forecasting purposes, is defined as income (loss) from continuing operations, plus interest expense, net of interest income, income tax expense (benefit), charges for early debt extinguishment, and depreciation, depletion and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the company’s presentation of EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the company’s debt instruments. The definition of EBITDA as used in the company’s debt instruments is further adjusted for certain cash and non-cash charges/credits and is used to determine compliance with financial covenants and the ability to engage in certain activities such as incurring additional debt and making certain payments.

A reconciliation of the company’s non-GAAP to GAAP results is included as an exhibit to this release.

– More –

Foundation Coal Announces	Page 7
First Quarter 2009 Results

FORWARD-LOOKING STATEMENTS

Certain statements relating to the future prospects, developments, business strategies, analyses and other information that is based on forecasts of future results and estimates of amounts not yet determinable are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which can be identified as any statement that does not relate strictly to historical or current facts. The company has used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting the company and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the company’s control, that could cause the company’s actual results to differ materially from those matters expressed in or implied by these forward-looking statements. These factors include, but are not limited to: market demand for coal, electricity and steel; weather conditions or catastrophic weather-related damage; the company’s production capabilities; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; environmental laws, including those directly affecting the company’s coal mining and production, and those affecting the company’s customers’ coal usage; regulatory and court decisions; railroad, barge, trucking and other transportation performance and costs; assumptions concerning economically recoverable coal reserve estimates; employee workforce factors; changes in postretirement benefit and pension obligations; the company’s liquidity, results of operations and financial condition. The company advises investors that it discusses additional risk factors and uncertainties that could cause Foundation Coal Holdings Inc. actual results to differ from forward-looking statements in the company’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) under the heading “Risk Factors”. The investor should keep in mind that any forward-looking statement made by the company in this news release or elsewhere speaks only as of the date on which the company makes it. New risks and uncertainties come up from time to time, and it is impossible for the company to predict these events or how they may affect the company. The company has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date of issue, except as may be required by law. In light of these risks and uncertainties, the investor should keep in mind that any forward-looking statement made in this news release or elsewhere might not occur.

– More –

Foundation Coal Announces	Page 8
First Quarter 2009 Results

Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Tons sold	17.2	18.4

Revenues	$405.7	$412.3
Cost of coal sales	331.7	315.4
Selling, general and administrative expenses	17.4	19.8
Accretion on asset retirement obligations	3.0	2.6
Employee termination costs	1.4	—
Depreciation, depletion and amortization	49.5	53.3
Amortization of coal supply agreements	—	0.1

Income from operations	2.7	21.1
Interest income	0.1	0.5
Interest expense:
Interest	(7.0)	(10.8)
Amortization of deferred financing costs	(0.5)	(0.5)
Surety bond and letter of credit fees	(1.6)	(1.6)

(Loss) income before income tax benefit (expense) and equity in losses of affiliates	(6.3)	8.7
Income tax benefit (expense)	2.1	(2.3)
Loss from equity affiliates	(0.3)	(0.2)

Net (loss) income	$(4.5)	$6.2

(Loss) earnings per common share:
Basic (loss) earnings per common share	$(0.10)	$0.14

Diluted (loss) earnings per common share	$(0.10)	$0.13

Weighted average shares outstanding:
Weighted average shares—basic	44.582	45.010
Weighted average shares—diluted	44.582	46.259

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

– More –

Foundation Coal Announces	Page 9
First Quarter 2009 Results

Foundation Coal Holdings, Inc. and Subsidiaries

Supplemental Financial Data

(In Millions, Except Per Ton Data)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Tons sold
Powder River Basin	13.1	12.6
Northern Appalachia	2.7	4.1
Central Appalachia	1.3	1.7
Traded coal	0.1	—

Total	17.2	18.4

Average realized price per ton sold
Powder River Basin	$10.66	$10.10
Northern Appalachia	51.97	42.97
Central Appalachia	83.05	58.04
Traded coal	71.71	54.60
Total	$23.03	$22.06
Revenue summary
Powder River Basin	$139.4	$127.3
Northern Appalachia	138.6	175.0
Central Appalachia	109.2	101.6
Traded coal	8.1	3.0

Total coal sales	395.3	406.9
Other revenues	10.4	5.4

Total revenues	405.7	412.3
Cost of coal sales	331.7	315.4
Selling, general and administrative expenses	17.4	19.8
Accretion on asset retirement obligations	3.0	2.6
Employee termination costs	1.4	—

EBITDA	52.2	74.5
Depreciation, depletion and amortization	49.5	53.3
Amortization of coal supply agreements	—	0.1

Income from operations	$2.7	$21.1

Capital expenditures	$54.9	$35.3
Cash flow provided by operating activities	$87.0	$55.5
Adjusted EBITDA from Credit Agreement	$59.7	$83.2
Last Twelve Months Adjusted EBITDA from Credit Agreement	$292.9	$291.7
Adjusted EBITDA Margin (Adjusted EBITDA/Revenues)	14.7%	20.2%

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

– More –

Foundation Coal Announces	Page 10
First Quarter 2009 Results

Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Millions)

	March 31, 2009	December 31, 2008
	(Unaudited)
Cash	$69.5	$42.3
Trade accounts receivable, net	94.0	135.4
Inventories, net	67.5	56.5
Deferred income taxes, net	29.3	29.3
Other current assets	31.8	34.2

Total current assets	292.1	297.7
Property, plant and equipment, net	1,622.7	1,625.9
Coal supply agreements, net	6.0	6.9
Deferred income taxes	16.3	16.3
Other noncurrent assets	20.5	21.3

Total assets	$1,957.6	$1,968.1

Current portion of long-term debt	$25.1	$16.8
Accounts payable and accrued expenses	228.4	255.3

Total current liabilities	253.5	272.1
Long-term debt	574.7	583.0
Coal supply agreements, net	3.3	4.3
Other long-term liabilities	906.9	884.3

Total liabilities	1,738.4	1,743.7
Stockholders’ equity	219.2	224.4

Total liabilities and stockholders’ equity	$1,957.6	$1,968.1

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

– More –

Foundation Coal Announces	Page 11
First Quarter 2009 Results

Foundation Coal Holdings, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA per the Bank Credit Agreement

To Income Before Accounting Change

(In Millions)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Net (loss) income	$(4.5)	$6.2
Depreciation, depletion and amortization	49.5	53.3
Amortization of coal supply agreements	—	0.1
Interest expense	7.0	10.8
Amortization of deferred financing costs	0.5	0.5
Surety bond and letter of credit fees	1.6	1.6
Interest income	(0.1)	(0.5)
Income tax (benefit) expense	(2.1)	2.3
Loss from equity affiliates	0.3	0.2

EBITDA	$52.2	$74.5
Adjustments per Credit Agreement:
Accretion on asset retirement obligations	3.0	2.6
Employee termination costs	1.4	—
Non-cash stock-based compensation expense	2.7	6.1
Other	0.4	—

Adjusted EBITDA per Credit Agreement for quarters ended March 31, 2009 and 2008, respectively	$59.7	$83.2
Adjusted EBITDA per Credit Agreement for years ended December 31, 2008 and 2007, respectively	316.4	307.5
Adjusted EBITDA per Credit Agreement for quarters ended March 31, 2008 and 2007, respectively	(83.2)	(99.0)

Adjusted EBITDA per Credit Agreement for the twelve months ended March 31, 2009 and 2008, respectively	$292.9	$291.7

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

###